SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (“Agreement”) is made and entered into this 31st day of December, 2008, by and among Sports Supplement Acquisition Group, Inc., a Nevada corporation with its principal executive offices at 34 Hampton Road, Town Moor, Doncaster, South Yorkshire, England DN2 5DG (“Acquiror”), and Sports Supplement Acquisition Group Inc., a Delaware corporation with its principal executive offices at 2348 Lucerne Road, Suite 172, Mount-Royal, Quebec, Canada H3R 2J8 (“Acquiree”), and the shareholders of Acquiree listed on Schedule 2.1 attached hereto and made a part hereof (collectively referred to herein as the “Shareholders”).  Acquiror, Acquiree and the Shareholders are referred to severally herein as a “Party” and jointly as the “Parties”.

PREAMBLE

WHEREAS, Acquiree has 1,400 shares of common stock, no par value per share, issued and outstanding and owned by the Shareholders (the “Acquiree Common Stock”); and

WHEREAS, Acquiror desires to acquire all of the Acquiree Common Stock owned by the Shareholders, making Acquiree a wholly owned subsidiary of Acquiror, in exchange for 18,000,000 shares of Acquiror’s common stock, $.0001 par value (the “Acquiror Common Stock”), and the Shareholders similarly desire to make such exchange;

WHEREAS, the Parties further desire to enter into a series of related transactions, on the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I — DEFINITIONS

For convenience, certain terms used in this Agreement and not defined above or elsewhere,  are listed in alphabetical order and defined below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

A.           “Acquiror Indemnified Party” means Acquiror and each of its officers, directors, shareholders, employees, agents and counsel.

B.           “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person.  For the purposes of this definition, “control” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

C.           “Agreement” means this Reorganization Agreement and the Schedules hereto.

D.           “Assets” means, with respect to Acquiror or Acquiree, as shown by the context in which used, all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected in such Party’s most recent financial statements, that are owned or possessed by such Party.

E.           “Benefit Plan” means all employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, severance, incentive, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability, fringe benefit and similar plans, programs, arrangements or practices, including, without limitation, each “employee benefit plan” as defined in Section 3(3) of ERISA.

F.           “Business” means with respect to any Person the entire business and operations of such Person.

G.           “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the state of New York generally are authorized or required by law or other government actions to close.

H.           “Charter Documents” means an entity’s certificate or articles of incorporation, and any amendments thereto.

I.           “Closing” is defined in Section 2.4(a).

J.           “Closing Date” is defined in Section 2.4(a).

K.           “Contract” means any written or oral contract, agreement, letter of intent, agreement in principle, lease, instrument or other commitment that is binding on any Person or its property under applicable Law.

L.           “Copyrights” means registered copyrights, copyright applications and unregistered copyrights.

M.           “Court Order” means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority, or any arbitrator that is binding on any Person or its property under applicable Law.

N.           “Default” means (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (iii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

O.           “$” means United States dollars unless provided for otherwise herein.

P.           “Encumbrances” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

Q.           “Environmental Condition” means any condition or circumstance, including the presence of Hazardous Substances which does or would (i) require assessment, investigation, abatement, correction, removal or remediation under any Environmental Law, (ii) give rise to any civil or criminal Liability under any Environmental Law, (iii) create or constitute a public or private nuisance or (iv) constitute a violation of or non-compliance with any Environmental Law.

R.           “Environmental Law” means all Laws, Court Orders, principles of common law, and permits, licenses, registrations, approvals or other authorizations of any Governmental Authority relating to Hazardous Substances, pollution, protection of the environment or human health.

S.           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

T.           “GAAP” means United States generally accepted accounting principles including those set forth: (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) in the statements and pronouncements of the Financial Accounting Standards Board, (c) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Securities Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

U.           “Governmental Authority” means any federal, state, local, municipal or foreign or other government or governmental agency or body.

V.           “Hazardous Substances” means any material, waste or substance (including, without limitation, any product) that may or could pose a hazard to the environment or human health or safety including, without limitation, (i) any “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq. and its implementing regulations, (ii) any “extremely hazardous substance,” “hazardous chemical” or “toxic chemical” as those terms are defined by the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq. and its implementing regulations, (iii) any “hazardous waste,” as defined under the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. and its implementing regulations, (iv) any “pollutant,” as defined under the Water Pollution Control Act, 33 U.S.C. §1251 et seq. and its implementing regulations as any of such Laws in clauses (i) through (iv) may be amended from time to time, and (v) any material, substance or waste regulated under any Laws or Court Orders that currently exist or that may be enacted, promulgated or issued in the future by any Governmental Authority concerning protection of the environment, pollution, health or safety or the public welfare.

W.           “Intellectual Property” means any Copyrights, Patents, Trademarks, technology, licenses, trade secrets, computer software and other intellectual property.

X.           “Knowledge” of any Shareholder means that which such Shareholder actually knows or, after diligent investigation commensurate with such Shareholder’s position with Acquiree, should have known.  “Knowledge” of Acquiror or Acquiree means that which an executive officer thereof actually knows or, after diligent investigation, should have known.

Y.           “NCL” means the Nevada Corporation Law, as amended through the date of this Agreement.

Z.            “Law” means any statute, law, ordinance, regulation, order, rule, common law principles or consent agreements of any Governmental Authority, including, without limitation, those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, anti-discrimination, antitrust, wage and hour, and price and wage control matters.

AA.           “Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person.

BB.           “Litigation” means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

CC.           “Material Adverse Effect” means a fact or event which has had or is reasonably likely to have a material adverse effect on the Assets, Business, financial condition or results of operations of Acquiror or Acquiree, as the case may be, as indicated by the context in which used, and when used with respect to representations, warranties, conditions, covenants or other provisions hereof means the individual effect of the situation to which it relates and also the aggregate effect of all similar situations unless the context indicates otherwise.

DD.           “Patents” means patents, patent applications, reissue patents, patents of addition, divisions, renewals, continuations, continuations-in-part, substitutions, additions and extensions of any of the foregoing.

EE.           “Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

FF.           “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

GG.           “Regulation” means any federal, state, local or foreign rule or regulation.

HH.           “Schedule” means any Schedule attached to and forming part of this Agreement including Schedules 2.1, 4.4 and 4.5.

II.           “SEC” means the United States Securities and Exchange Commission.

JJ.           “Securities Act” means the Securities Act of 1933, as amended.

KK.           “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

LL.           “Subsidiary” means any corporation or other legal entity of which Acquiror or Acquiree, as the case may be (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of directors or other governing body of such corporation or other entity.

MM.                      “Taxes” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including, without limitation, taxes based upon gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

NN.           “Tax Return” means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including, without limitation, estimated Taxes).

OO.           “Trademarks” means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

PP.           “Transaction Documents” means this Agreement and the other agreements described in Article III.

QQ.           “Transactions” means the purchase and sale of the Acquiree Common Stock, Acquiror Common Stock and the other transactions contemplated by the Transaction Documents.

ARTICLE II — PURCHASES, SALES AND
CANCELLATIONS OF SHARES, AND
RELATED TRANSACTIONS

2.1           SALE OF ACQUIREE STOCK.  Subject to the terms and conditions set forth in this Agreement, the Shareholders shall sell to Acquiror and Acquiror shall purchase from the Shareholders, an aggregate of 1,400 shares of Acquiree Common Stock.  Following the purchase of the Acquiree Common Stock, Acquiree shall be operated as a wholly owned subsidiary of Acquiror.  The amount of Acquiree Common Stock to be sold by each Shareholder is set forth in Schedule 2.1 hereto.  The Acquiree Common Stock currently represents and will represent at Closing all of the issued and outstanding capital stock of Acquiree.

2.2           CONSIDERATION FOR THE ACQUIREE COMMON STOCK.  (a) As consideration for the Acquiree Common Stock, Acquiror shall issue to the Shareholders an aggregate of 18,000,000 restricted shares of Acquiror Common Stock.  The Acquiror Common Stock shall be allocated among the Shareholders in direct proportion to their ownership of their Acquiree Common Stock, such that each Shareholder shall receive the same number of shares of Acquiror Common Stock that the Shareholder currently owns in Acquiree.  An aggregate of 18,000,000 shares of Acquiror Common Stock shall be issued to the Shareholders at the Closing.  Of this stock, an aggregate of 12,000,000 shares of Acquiror Common Stock shall be subject to the lock up agreement provided in paragraph 2.2(b) (below), with 6,000,000 shares of this stock to be released from the lock-up agreement on the six-month anniversary of the Closing Date and the remaining 6,000,000 shares of Acquiror Common Stock shall be released from the lock-up agreement on the first anniversary of the Closing Date.  Acquiror agrees that it shall, at all times prior to the issuance of all of the Acquiror Common Stock, reserve from its shares of authorized but unissued common stock a sufficient number of shares to allow it to make the issuances of Acquiror Common Stock provided for in this Section 2.2.

(b)  Each Shareholder hereby covenants and agrees, except as provided herein, not to (1) offer, sell, contract to sell, grant any option to purchase, hypothecate, pledge or options to acquire shares, or otherwise dispose of or (2) transfer title to (a “Prohibited Sale”) any of the shares (the “Acquired Shares”) of Acquiror Common Stock acquired by such Shareholder pursuant to or in connection with this Agreement, or upon the exercise of any options to acquire shares of Common Stock, during the periods set forth above, without the prior written consent of the Company. Notwithstanding the foregoing, the undersigned shall be permitted from time to time during such periods, without the prior written consent of the Company, as applicable, (i) to engage in transactions in connection with the undersigned’s participation in the Company’s stock option plans, (ii) to transfer all or any part of the Acquired Shares to any family member, for estate planning purposes , or to an affiliate thereof (as such term is defined in Rule 405 under the Securities Exchange Act of 1934, as amended), provided that such transferee agrees in writing with the Company to be bound hereby, (iii) to participate in a registered direct offering by the Company in which the undersigned participates as a selling stockholder or (iv) to participate in any transaction in which holders of the Common Stock of the Company participate or have the opportunity to participate pro rata, including, without limitation, an underwritten offering of Common Stock, a merger, consolidation or binding share exchange involving the Company, a disposition of the Common Stock in connection with the exercise of any rights, warrants or other securities distributed to the Company’s stockholders, or a tender or exchange offer for the Common Stock, and no transaction contemplated by the foregoing clauses (i) , (ii) or (iii) shall be deemed a Prohibited Sale for purposes of this provision.

2.3           CANCELLATION OF CERTAIN ACQUIROR SHARES.  Subject to the terms and conditions set forth in this Agreement, at the Closing, Acquiror Management will deliver 8,625,000 of the 14,950,000 shares of Acquiror common stock currently outstanding for cancellation (the “Share Cancellation”).

2.4           CLOSING.

(a)           The closing of the transactions set forth in Sections 2.1, 2.2 and 2.3 above (the “Closing”) shall be held at the offices of Corsair Advisors, Inc., 497 Delaware Avenue, Buffalo, New York 14202 as promptly as practicable after the execution of this Agreement, (and in any event within five (5) Business Days of the date of this Agreement) after satisfaction or waiver of the conditions to the consummation of the transactions set forth in Articles VIII and IX.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b)           At the Closing, each of the Shareholders shall transfer to Acquiror good and marketable title to the Acquiree Common Stock owned by such Shareholder, free and clear of any and all liens, claims, encumbrances and adverse interests of any kind, by delivering to Acquiror the certificates for the Acquiree Common Stock in negotiable form, duly endorsed in blank, or with stock transfer powers attached thereto.  At the Closing, Acquiror shall provide the Shareholders with good and marketable title to an aggregate of 18,000,000 restricted shares of Acquiror Common Stock free and clear of any and all liens, claims, encumbrances and adverse interests of any kind by delivery to the Shareholders of certificates for such shares.  At the Closing, the Shareholders shall cause to be made available the books and records of Acquiree to Acquiror.  At the Closing, each of Acquiror and Acquiree shall deliver the other closing documents referenced in Articles IX and X.  At any time and from time to time after the Closing, the Parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

(c)           Acquiror’s board of directors currently consists of Ian Spowart. At the Closing, James Klein, the designee of the Shareholders, shall be appointed to and added to the board of directors of Acquiror. At the Closing, Michael Stott, the Acquiror’s current secretary shall resign and be replaced by James Klein who will also serve as president and chief executive officer, chief financial officer and treasurer, and Ian Spowart shall resign as officer but will continue to serve as director. Following the Closing, Acquiree shall appoint Carl Hastings, Lorne Wilansky and Andrew Gertler, and Knights Bridge Capital Group and the Shareholders agree to use their best efforts to mutually locate and designate a sixth director, for appointment to Acquiror’s board of directors. Acquiror agrees to appoint such designee to its board as promptly as practicable upon receiving notice of such designation. The parties acknowledge and agree that no assurance can be given that the Shareholders and Knights Bridge Capital Group will successfully find a mutually acceptable director.

ARTICLE III — REPRESENTATIONS AND WARRANTIES OF
ACQUIROR

Acquiror hereby represents and warrants to Shareholders as follows:

3.1           CORPORATE.  Acquiror is a corporation duly organized, validly existing and in good standing under the Laws under which it was incorporated.  Acquiror is qualified to do business as a foreign corporation in all jurisdictions where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect.  The Charter Documents and by-laws of Acquiror have been duly adopted or ratified and are current, correct and complete.  The Charter Documents consist of Acquiror’s Certificate of Incorporation as filed with the State of Nevada on February 27, 2007 and amended on each of August 19, 2008 and December 4, 2008.  Acquiror has all necessary corporate power and authority to own, lease and operate its Assets and to carry on its Business as it is now being conducted.  Acquiror has no subsidiaries.

3.2           AUTHORIZATION.  Acquiror has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it.  Such execution, delivery and performance by Acquiror has been duly authorized by all necessary corporate and shareholder action.  Each Transaction Document executed and delivered by Acquiror as of the date hereof has been duly executed and delivered by Acquiror and constitutes a valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms, and any Transaction Document executed and delivered by Acquiror after the date hereof will be duly executed and delivered by Acquiror and will constitute a valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, except as otherwise limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and except that the remedy of specific performance or other equitable relief is available only at the discretion of the court before which enforcement is sought.

3.3           VALIDITY OF CONTEMPLATED TRANSACTIONS.  The securities issuances to be made by Acquiror pursuant to this Agreement will be made in compliance with the Securities Act and applicable state securities Laws.  The Form 8-K filing to be made by Acquiror after the Closing with respect to the Transactions will be made in compliance with the Securities Exchange Act.    All required consents to the Transactions by Acquiror’s board of directors shall be obtained prior to the Closing.   With the exception of the above, neither the execution and delivery by Acquiror of the respective Transaction Documents to which it is or will be a party, nor the performance of the Transactions to be performed by it, will require any filing, consent or approval under or constitute a Default, or result in a loss of material benefit under, (a) to Acquiror’s Knowledge, any Law or Court Order to which Acquiror is subject, (b) the Charter Documents or bylaws of Acquiror, or (c) any Contracts to which Acquiror is a party or by which any of the Acquiror Assets may be subject.

3.4           ACQUIROR SEC REPORTS; FINANCIAL STATEMENTS.  Acquiror has filed all required forms, reports, statements, schedules and other documents with the SEC (collectively, the “Acquiror SEC Reports”).  Each of such Acquiror SEC Reports, at the time it was filed or was amended, complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act, and with the forms and Regulations of the SEC promulgated thereunder, and did not contain, at the time it was filed or was amended, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The financial statements, including all related notes and schedules, contained in the Acquiror SEC Reports (or incorporated by reference therein) fairly present the financial position of Acquiror as at the respective dates thereof and the results of operations and cash flows of Acquiror for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments and the absence of notes.

3.5           CAPITALIZATION AND STOCK OWNERSHIP.  The total authorized capital stock of Acquiror consists of 1,150,000,000 shares of common stock, par value $.00001 per share and 1,150,000,000 shares of preferred stock, par value $.00001 per share.  Of such authorized capital stock, on the date hereof 14,950,000 shares of Acquiror Common Stock and no Shares of Acquiror Preferred Stock are issued and outstanding.  Following the Share Cancellation referred to in Section 2.3 hereof, and not taking into account the issuance of the Acquiror Common Stock at Closing, on the Closing Date, 6,325,000 shares of Acquiror Common Stock will be issued and outstanding.  All of the currently issued and outstanding shares of Acquiror’s common stock are validly issued, fully paid and non-assessable and all of the shares of Acquiror Common Stock and other shares of common stock of Acquiror to be issued pursuant to this Agreement will, when issued, have been validly issued, fully paid and non-assessable.  Other than restrictions related to its status as stock not registered under the Securities Act of 1933, as amended, no transfer or sale restrictions shall be applicable, at the time of issuance, to the Acquiror Common Stock and other restricted shares of common stock of Acquiror to be issued pursuant to this Agreement.  There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of Acquiror.  Schedule 4.5 hereof sets forth (i) the capitalization of Acquiror that exists as at the date hereof; and (ii) the capitalization of Acquiror that will exist on the Closing Date following the issuance of 18,000,000 shares of Acquiror Common Stock, and the shares issued as a result of the SSAG convertible notes.

3.6           ACQUIROR FINANCIAL STATEMENTS.  As at the Closing Date, the Acquiror SEC Reports contain unaudited quarterly financial statements and audited yearend financial statements (singularly and collectively, the “Acquiror Financial Statements”).  The Acquiror Financial Statements fairly present the financial position of Acquiror as at the respective dates thereof and the results of operations of Acquiror for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved.  Acquiror has no material contingent Liabilities except as otherwise set forth in the Acquiror Financial Statements. As of the Closing, the Acquiror’s total liabilities shall not exceed $ 10,000.

3.7           TAXES.  Acquiror (i) has filed (or, in the case of Tax Returns not yet due, will file) with the appropriate governmental agencies all Tax Returns required to be filed on or before the Closing Date and all such Tax Returns filed were true, correct and complete in all respects, and (ii) has paid (or, in the case of Taxes not yet due, will pay), all Taxes shown on such Tax Returns.  Acquiror has (i) duly paid or caused to be paid all Taxes and all Taxes shown on Tax Returns that are or were due, and (ii) provided a sufficient reserve on the Acquiror Balance Sheet for the payment of all Taxes not yet due and payable.  No deficiency in respect of any Taxes which has been assessed against Acquiror remains unpaid, and Acquiror has no Knowledge of any unassessed Tax deficiencies or of any audits or investigations pending or threatened against Acquiror with respect to any Taxes.  Acquiror has not extended or waived the application of any applicable statute of limitations of any jurisdiction regarding the assessment or collection of any Tax or any Tax Return.  There are no liens for Taxes upon any assets of Acquiror except for liens for current Taxes not yet due.  Acquiror has to its Knowledge (i) complied with all provisions of the Code relating to the withholding and payment of Taxes and (ii) has made all deposits required by applicable Law to be made with respect to employees’ withholding and other payroll, employment or other withholding or related Taxes.

3.8           TITLE TO ASSETS AND RELATED MATTERS.  Acquiror has good and marketable title to the Acquiror Assets, free from any Encumbrances.  Acquiror owns all Acquiror Assets necessary or currently used in the operation of Acquiror’s Business.

3.9           REAL PROPERTY.  As of the date hereof, Acquiror does not own any real property.

3.10         LEGAL PROCEEDINGS; COMPLIANCE WITH LAW; GOVERNMENTAL PERMITS.

(a)           There is no Litigation that is pending or, to Acquiror’s Knowledge, threatened against Acquiror.  To Acquiror’s Knowledge, Acquiror is and has been in compliance with all applicable Laws, including Environmental Laws and applicable securities Laws, except where the failure to be in compliance would not have a Material Adverse Effect.  There has been no Default under any Laws applicable to Acquiror, including Environmental Laws.  There has been no Default with respect to any Court Order applicable to Acquiror.  Acquiror has not received any written notice and, to the Knowledge of Acquiror, no other communication has been received to the effect that it is not in compliance with any applicable Laws.

(b)           There is no Environmental Condition at any property presently or formerly owned or leased by Acquiror or any of its Subsidiaries which is reasonably likely to have a Material Adverse Effect.

(c)           Acquiror has all material consents, permits, franchises, licenses, concessions, registrations, certificates of occupancy, approvals and other authorizations of Governmental Authorities (collectively, the “Governmental Permits”) required in connection with the operation of its Business, all of which are in full force and effect.  Acquiror has complied with all of its Governmental Permits.

3.11         CONTRACTS AND COMMITMENTS.  Each Contract to which Acquiror is a party (i) is legal, valid, binding and enforceable by Acquiror except as otherwise limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and except that the remedy of specific performance or other equitable relief is available only at the discretion of the court before which enforcement is sought, and (ii) Acquiror, and to Acquiror’s Knowledge, any other party, is not in Default under any such Contract.  Acquiror is not subject to any Contract limiting the freedom of Acquiror to compete in any line of business, or with any Person, or in any geographic area or market.

3.12         EMPLOYEE RELATIONS.  Acquiror is not (a) a party to, involved in or, to Acquiror’s Knowledge, threatened by, any labor dispute or unfair labor practice charge, or (b) currently negotiating any collective bargaining agreement, and Acquiror has not experienced any work stoppage.

3.13         BENEFIT PLANS.  Acquiror has not sponsored or maintained any Benefit Plans since its inception.

3.14         PATENTS, TRADEMARKS, ETC.  Acquiror does not infringe upon or unlawfully or wrongfully use any Intellectual Property owned or claimed by another Person.  Acquiror does not utilize any Intellectual Property in the conduct of its Business.

3.15         ABSENCE OF CERTAIN CHANGES.  Since October 31, 2008, the date of the latest Acquiror balance sheet contained in an Acquiror SEC Report, Acquiror has conducted its business in the ordinary course, and, as of the date hereof, except as otherwise provided in this Agreement, there has not been, nor as of the Closing Date, will there have been:

(a)           any Material Adverse Effect on the Acquiror Business;

(b)           any distribution or payment declared or made in respect of Acquiror’s capital stock by way of dividends, purchase or redemption of shares or otherwise;

(c)           any increase in the compensation payable or to become payable to any current director or officer of Acquiror, nor any material change in any existing employment, severance, consulting arrangements or any Acquiror Benefit Plan;

(d)           any sale, assignment or transfer of any Acquiror Assets, or any additions to or transactions involving any Acquiror Assets, other than those made in the ordinary course of business;

(e)           other than in the ordinary course of business, any waiver or release of any material claim or right or cancellation of any material debt held by Acquiror;

 (f)           any change in practice with respect to Taxes, or any election, change of any election, or revocation of any election with respect to Taxes, or any settlement or compromise of any dispute involving a Tax Liability;

(g)           (i) any creation, or assumption of, any leases, long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facility or in the ordinary course of business (ii) any assumption, granting of guarantees, endorsements or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) any loans, advances or capital contributions to, or investments in, any other Person; or (iv) any other material increase in Liabilities or capital expenditures outside the ordinary course of business.

(h)           any material agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

(i)           any authorization, recommendation, proposal or announcement of an intention to authorize, recommend or propose, or enter into any Contract with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition or Encumbrance of a material amount of assets or securities, (iv) merger or consolidation or (v) material change in its capitalization;

(j)           any change in accounting procedure or practice; or

(k)           any agreement or promise by Acquiror to (i) do any of the foregoing or (ii) do anything that would likely result in any of the foregoing.

3.16         CORPORATE RECORDS.  The minute books of Acquiror contain accurate and current copies of all Charter Documents and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders.

3.17         FINDER’S FEES.  No Person is or will be entitled to any commission, finder’s fee or other payment in connection with the Transactions based on arrangements made by or on behalf of Acquiror.

3.18         PRE-CLOSING TRANSACTIONS.  Prior to Closing, all amounts due to related parties as described in the SEC Reports shall be forgiven.

ARTICLE IV —
REPRESENTATIONS AND WARRANTIES
OF ACQUIREE AND THE SHAREHOLDERS

Acquiree and each Shareholder, severally and not jointly, hereby represents and warrants to Acquiror as follows:

4.1           CORPORATE.  Acquiree is a corporation duly organized, validly existing and in good standing under the Laws under which it was incorporated. Acquiree is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect.  The Charter Documents and bylaws of Acquiree (all of which have been delivered or made available to Acquiror) have been duly adopted and are current, correct and complete.  The Charter Documents consist of Acquiree’s Certificate of Incorporation as filed pursuant to the Delaware General Corporation Law on November 2, 2007.  Acquiree has all necessary corporate power and authority to own, lease and operate the Acquiree Assets and to carry on the Acquiree Business as it is now being conducted. Acquiree has no Subsidiaries.

4.2           AUTHORIZATION.  Acquiree has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by Acquiree has been duly authorized by all necessary corporate and Shareholder action.  Each Shareholder has the capacity to execute and deliver the Transaction Documents to which he is a party and to perform the Transactions to be performed by him.  Each Transaction Document executed and delivered by Acquiree and any Shareholder as of the date hereof has been duly executed and delivered by Acquiree and each such Shareholder and constitutes a valid and binding obligation of Acquiree and each such Shareholder, enforceable against Acquiree and each such Shareholder in accordance with its terms, and any Transaction Documents executed and delivered by Acquiree and any Shareholder after the date hereof will be duly executed and delivered by Acquiree and each such Shareholder and will constitute a valid and binding obligation of Acquiree and each such Shareholder enforceable against Acquiree and each such Shareholder in accordance with its terms, except as otherwise limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and except that the remedy of specified performance or other equitable relief is available only at the discretion of the court before which enforcement is sought.

4.3           VALIDITY OF CONTEMPLATED TRANSACTIONS.  Neither the execution and delivery by Acquiree or any Shareholder of the respective Transaction Documents to which he is or will be a party, nor the performance of the Transactions to be performed by him, will require any filing, consent or approval which has not already been obtained or constitute a Default, or result in a loss of material benefit under, (a) to any Shareholder’s Knowledge, any Law or Court Order to which Acquiree or any Shareholder is subject, (b) the Charter Documents or bylaws of Acquiree, (c) any other Contracts to which Acquiree or any Shareholder is a party or by which any of the Acquiree Assets may be subject.

4.4           CAPITALIZATION AND STOCK OWNERSHIP.  The total authorized capital stock of Acquiree consists of 1,500 common shares.  Of such authorized capital stock, the only issued and outstanding shares on the date hereof are 1,400 shares of Acquiree common stock.  Except as set forth on Schedule 4.4, there are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of Acquiree.  All of the issued and outstanding shares of Acquiree common stock are validly issued, fully paid and non-assessable.

4.5           ACQUIREE FINANCIAL STATEMENTS. The financial statements of Acquiree as at September 30, 2008 (the “Acquiree Financial Statements”), delivered to Acquiror fairly present the financial position of Acquiree as at the respective dates thereof and the results of operations of Acquiree for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved.  For purposes of this Agreement, the Balance Sheet of Acquiree as of September 30, 2008 is referred to as the “Acquiree Balance Sheet” and the date thereof is referred to as the “Acquiree Balance Sheet Date.”  Acquiree has no material contingent Liabilities except as otherwise set forth in the Acquiree Financial Statements.

4.6           TAXES.  Acquiree (i) has filed (or, in the case of Tax Returns not yet due, will file) with the appropriate governmental agencies all Tax Returns required to be filed on or before the Closing Date and all such Tax Returns filed were true, correct and complete in all respects, and (ii) has paid (or, in the case of Taxes not yet due, will pay), all Taxes shown on such Tax Returns.  Acquiree has (i) duly paid or caused to be paid all Taxes and all Taxes shown on Tax Returns that are or were due, and (ii) provided a sufficient reserve on the Acquiree Balance Sheet for the payment of all Taxes not yet due and payable.  No deficiency in respect of any Taxes which has been assessed against Acquiree remains unpaid, and Acquiree has no Knowledge of any unassessed Tax deficiencies or of any audits or investigations pending or threatened against Acquiree with respect to any Taxes.  Acquiree has not extended or waived the application of any applicable statute of limitations of any jurisdiction regarding the assessment or collection of any Tax or any Tax Return.  There are no liens for Taxes upon any assets of Acquiree except for liens for current Taxes not yet due.

4.7           TITLE TO ASSETS AND RELATED MATTERS.  Acquiree has good and marketable title to the Acquiree Assets, free from any Encumbrances.  Acquiree owns all Acquiree Assets necessary or currently used in the operation of Acquiree’s Business.

4.8           REAL PROPERTY.  As of the date hereof, Acquiree does not own any real property.

4.9           LEGAL PROCEEDINGS; COMPLIANCE WITH LAW; GOVERNMENTAL PERMITS.

(a)           There is no Litigation that is pending or, to Acquiree’s or any Shareholder’s Knowledge, threatened against Acquiree.  To Acquiree’s or any Shareholder’s Knowledge, Acquiree is and has been in compliance with all applicable Laws, including applicable securities Laws, except where the failure to be in compliance would not have a Material Adverse Effect.  There has been no Default under any Laws applicable to Acquiree.  There has been no Default with respect to any Court Order applicable to Acquiree.  Acquiree has not received any written notice and, to the Knowledge of Acquiree or any Shareholder, no other communication has been received to the effect that it is not in compliance with any applicable Laws.  No Shareholder has reason to believe that any presently existing circumstances are likely to result in violations of any applicable Laws.

(b)           There is no Environmental Condition at any property presently or formerly owned or leased by Acquiree which is reasonably likely to have a Material Adverse Effect.

(c)           Acquiree has all material consents, permits, franchises, licenses, concessions, registrations, certificates of occupancy, approvals and other authorizations of Governmental Authorities (collectively, the “Governmental Permits”) required in connection with the operation of its Business, all of which are in full force and effect.  Acquiree has complied with all of its Governmental Permits.

4.10         CONTRACTS AND COMMITMENTS.  Each Contract to which Acquiree is a party (i) is legal, valid, binding and enforceable by Acquiree except as otherwise limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and except that the remedy of specific performance or other equitable relief is available only at the discretion of the court before which enforcement is sought, and (ii) Acquiree, and to Acquiree’s and any Shareholder’s  Knowledge, any other party, is not in Default under any such Contract.  Acquiree is not subject to any Contract limiting the freedom of Acquiree to compete in any line of business, or with any Person, or in any geographic area or market.

4.11         EMPLOYEE RELATIONS.  Acquiree is not (a) a party to, involved in or, to Acquiree’s and any Shareholder’s Knowledge, threatened by, any labor dispute or unfair labor practice charge, or (b) currently negotiating any collective bargaining agreement, and Acquiree has not experienced any work stoppage.

4.12         BENEFIT PLANS.  With the exception of a group insurance plan, Acquiree has not sponsored or maintained any Benefit Plans since its inception.

4.13         PATENTS, TRADEMARKS, ETC  Acquiree does not infringe upon or unlawfully or wrongfully use any Intellectual Property owned or claimed by another Person and no Person infringes on or wrongfully uses any Intellectual Property owned or claimed by Acquiree.  Acquiree owns or has valid rights to use all Intellectual Property used in the conduct of Acquiree Business, free and clear of all Encumbrances.

4.14         ABSENCE OF CERTAIN CHANGES.  Since the Acquiree Balance Sheet Date, Acquiree has conducted the Acquiree Business in the ordinary course, and, as of the date hereof, there has not been, nor as of the Closing Date, will there have been:

(a)           any Material Adverse Effect on the Acquiree Business;

(b)           any distribution or payment declared or made in respect of Acquiree’s capital stock by way of dividends, purchase or redemption of shares or otherwise;

(c)           any increase in the compensation payable or to become payable to any current director or officer of Acquiree, nor any material change in any existing employment, severance, consulting arrangements or any Acquiree Benefit Plan;

(d)           any sale, assignment or transfer of any Acquiree Assets, or any additions to or transactions involving any Acquiree Assets, other than those made in the ordinary course of business;

(e)           other than in the ordinary course of business, any waiver or release of any material claim or right or cancellation of any material debt held by Acquiree;

(f)           any change in practice with respect to Taxes, or any election, change of any election, or revocation of any election with respect to Taxes, or any settlement or compromise of any dispute involving a Tax Liability;

(g)           (i) any creation, or assumption of, any leases, long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facility or in the ordinary course of business (ii) any assumption, granting of guarantees, endorsements or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or (iii) any loans, advances or capital contributions to, or investments in, any other Person; or (iv) any other material increase in Liabilities or capital expenditures outside the ordinary course of business.

(h)           any material agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

(i)           any authorization, recommendation, proposal or announcement of an intention to authorize, recommend or propose, or enter into any Contract with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition or Encumbrance of a material amount of assets or securities, (iv) merger or consolidation or (v) material change in its capitalization;

(j)           any change in accounting procedure or practice; or

(k)           any agreement or promise by Acquiree to (i) do any of the foregoing or (ii) do anything that would likely result in any of the foregoing.

4.15         CORPORATE RECORDS.  In all material respects, the minute books of Acquiree contain accurate, complete and current copies of all Charter Documents and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders.

4.16         FINDER’S FEES.  No Person is or will be entitled to any commission, finder’s fee or other payment in connection with the Transactions based on arrangements made by or on behalf of Acquiree.

4.17         OWNERSHIP OF SHARES.  Each Shareholder is the record and beneficial owner of the Shares as set forth next to such Shareholder’s name on Schedule 2.1, and has sole management power over the disposition of such Shares.  The Shares owned by each Shareholder as set forth on Schedule 2.1 are free and clear of any liens, claims, encumbrances, and charges.  The Shares have not been sold, conveyed, encumbered, hypothecated or otherwise transferred by any Shareholder except pursuant to this Agreement.  Each Shareholder has the legal right to enter into and to consummate the Transactions contemplated hereby and otherwise to carry out his or her obligations hereunder.

4.18         INVESTMENT REPRESENTATIONS.        (a) Each Shareholder understands and acknowledges that (A) none of the Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state, based upon exemptions from such registration requirements; (B) the Shares are and will be “restricted securities” as said term is defined in Rule 144 of the Rules and Regulations promulgated under the Securities Act; (C) the Shares may not be sold or otherwise transferred unless they have been first registered under the Securities Act and all applicable state securities laws, or unless exemptions from such registration provisions are available with respect to said resale or transfer; and (D) Acquiror is under no contractual obligation to the undersigned to register the Shares under the Securities Act or any state securities laws.

(b)           Each Shareholder will not sell or otherwise transfer any of the Shares, or any interest therein, unless and until (A) said Shares shall have first been registered under the Securities Act and all applicable state securities laws; or (B) the undersigned shall obtain a written opinion from Acquiror’s counsel to the effect that the proposed sale or transfer is exempt from the registration provisions of the Securities Act and all applicable state securities laws.

(c)           Each Shareholder is acquiring the Shares for its own account for investment purposes only and not with a view to or for distributing or reselling such Shares or any part thereof or interest therein, without prejudice, however, to the undersigned's right to sell or otherwise dispose of all or any part of such Shares pursuant to an effective registration statement under the Securities Act and in compliance with applicable federal and state securities laws or under an exemption from such registration.

(d)           Each Shareholder has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.

(e)           Each Shareholder understands that the certificates representing the Shares will bear a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER SAID ACT OR (II) AN OPINION OF COMPANY COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

ARTICLE V — JOINT COVENANTS OF THE PARTIES

5.1           NOTIFICATION OF CERTAIN MATTERS.  Each of Acquiror, on the one hand, and Acquiree and the Shareholders, on the other hand, shall give prompt notice to each other of the following:

(a)           the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, or (ii) directly or indirectly, any Material Adverse Effect; and

(b)           any material failure of such Party, or any officer, director, employee or agent of any thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

5.2           ACCESS TO INFORMATION.  From the date hereof to the Closing Date, Acquiror and Acquiree shall, and shall cause its officers, directors, employees, auditors, counsel and agents to afford the officers, employees, auditors, counsel, financial advisors and agents of the other Party complete access at all reasonable times to such Party’s officers, employees, auditors, counsel, agents, properties, offices and other facilities and to all of their respective books and records, and shall furnish the other with all financial, operating and other data and information as such other Party may reasonably request.

5.3           PUBLIC ANNOUNCEMENTS.  Acquiror and Acquiree (a) shall use all reasonable efforts to develop a joint communications plan and each Party shall use all reasonable efforts to ensure that all press releases and other public statements with respect to the Transactions shall be consistent with such joint communications plan or, to the extent inconsistent therewith, shall have received the prior written approval of the other and (b) before issuing any press release or otherwise making any public statements with respect to the Transactions, will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except for each of (a) and (b) above as may be required by Law (it being agreed that the Parties hereto are entitled to disclose all requisite information concerning the Transactions in any filings required with the SEC).

5.4           COOPERATION.  Upon the terms and subject to the conditions hereof, each of the Parties shall use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate as promptly as practicable the Transactions and shall use its commercially reasonable efforts to obtain all required consents, and to effect all necessary filings under the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, each Party shall use all commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to fulfill the conditions herein to the extent that the fulfillment thereof is within a Party’s control.

5.5           EXPENSES.  Acquiror shall pay all of the legal, accounting and other expenses incurred by Acquiror in connection with the Transactions.  Acquiree shall pay all of the legal, accounting and other expenses incurred by Acquiree and the Shareholders in connection with the Transactions.

ARTICLE VI — COVENANTS OF ACQUIREE AND SHAREHOLDERS

6.1           OPERATION OF THE BUSINESS.  Except as contemplated by this Agreement or as expressly agreed to in writing by Acquiror, during the period from the date of this Agreement to the Closing Date, Acquiree will conduct its operations only in the ordinary course of business consistent with sound financial, operational and regulatory practice, and will take no action which would have a Material Adverse Effect on its ability to consummate the Transactions.  Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or related Schedules, prior to the Closing Date, Acquiree will not, and Shareholders shall not cause or permit Acquiree to, without the prior written consent of Acquiror:

(a)           amend its Charter Documents or bylaws (or similar organizational documents);

(b)           authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any other securities;

(c)           recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any of its securities or modify any of the terms of any such securities;

(d)           (i) create, incur, assume or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facilities or in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

(e)           (i) increase in any manner the rate of compensation of any of its directors, officers or other employees everywhere, (ii) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing Acquiree Benefit Plans, except for holiday bonuses in an aggregate amount not to exceed holiday bonuses for the prior year, or (iii) amend, terminate or enter into any employment, consulting, severance, change in control or similar agreements or arrangements with any of its directors, officers or other employees;

(f)           enter into any material agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

(g)           other than in the ordinary course of business, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any Contract with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition or Encumbrance of a material amount of assets or securities, (iv) merger or consolidation or (v) material change in its capitalization;

(h)           change any material accounting or Tax procedure or practice;

(i)           take any action the taking of which, or knowingly omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all material respects as of the date of such action or omission as though made at and as of the date of such action or omission;

(j)           compromise, settle or otherwise modify any material claim or litigation;

(k)           permit any existing insurance policy insuring Acquiree Assets to terminate; or

(l)           commit, promise or agree to do any of the foregoing.

6.2           MAINTENANCE OF THE ASSETS.  Acquiree shall use its reasonable best efforts to continue to maintain and service the Acquiree Assets consistent with past practice. Acquiree shall not directly or indirectly, sell or encumber all or any part of the Acquiree Assets, other than sales in the ordinary course of business or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing.

6.3           EMPLOYEES AND BUSINESS RELATIONS.  Acquiree shall use commercially reasonable efforts to keep available the services of its current employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors and any others having business relations with it.

ARTICLE VII — COVENANTS OF ACQUIROR

7.1           OPERATION OF THE BUSINESS.  Except as contemplated by this Agreement or as expressly agreed to in writing by Acquiree and the Shareholders, during the period from the date of this Agreement to the Closing Date, Acquiror will conduct its operations only in the ordinary course of business consistent with sound financial, operational and regulatory practice, and will take no action which would have a Material Adverse Effect on its ability to consummate the transactions required by this Agreement.  Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or related Schedules, prior to the Closing Date, Acquiror will not without the prior written consent of Acquiree and the Shareholders:

(a)           amend its Charter Documents or bylaws (or similar organizational documents);

(b)           authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any other securities;

(c)           recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any of its securities or modify any of the terms of any such securities;

(d)           (i) create, incur, assume or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facilities or in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

(e)           (i) increase in any manner the rate of compensation of any of its directors, officers or other employees everywhere, (ii) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing Acquiree Benefit Plans, except for holiday bonuses in an aggregate amount not to exceed holiday bonuses for the prior year, or (iii) amend, terminate or enter into any employment, consulting, severance, change in control or similar agreements or arrangements with any of its directors, officers or other employees;

(f)           enter into any material agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

(g)           other than in the ordinary course of business, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any Contract with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition or Encumbrance of a material amount of assets or securities, (iv) merger or consolidation or (v) material change in its capitalization;

(h)           change any material accounting or Tax procedure or practice;

(i)           take any action the taking of which, or knowingly omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all material respects as of the date of such action or omission as though made at and as of the date of such action or omission;

(j)           compromise, settle or otherwise modify any material claim or litigation;

(k)           permit any existing insurance policy insuring Acquiror Assets to terminate; or

(l)           commit, promise or agree to do any of the foregoing.

7.2           MAINTENANCE OF THE ASSETS.  Acquiror shall use its reasonable best efforts to continue to maintain and service the Acquiror Assets consistent with past practice. Acquiror shall not directly or indirectly, sell or encumber all or any part of the Acquiror Assets, other than sales in the ordinary course of business or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing.

7.3           EMPLOYEES AND BUSINESS RELATIONS.  Acquiror shall use commercially reasonable efforts to keep available the services of its current employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors and any others having business relations with it.

7.4           CHANGE OF NAME.  Following the Closing, the Acquiror shall change its name to “Sports Supplement Group, Inc.”

ARTICLE VIII — CONDITIONS
PRECEDENT TO OBLIGATIONS OF ACQUIREE
AND THE SHAREHOLDERS

The obligations of Shareholders to consummate the Transactions shall be subject to the satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

8.1           REPRESENTATIONS AND WARRANTIES.  The representations and warranties of Acquiror contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date.

8.2           AGREEMENTS, CONDITIONS AND COVENANTS.  (a) Acquiror shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

(b)           Prior to the Closing, the Acquiror shall have entered into a warrant agreement with Knights Bridge Capital Group, Inc. in form and substance reasonably acceptable to Acquiree, providing for the issuance of 1.8 million shares of Acquiror Common Stock in exchange for cash proceeds of $1 million; and subscription agreements in form and substance reasonably acceptable to Acquiror, providing for the issuance of 1.5 million shares of Acquiror Common Stock in exchange for cash proceeds of $500,000.

(c)           Without the written consent of Ian Spowart, so long as he is a director of the Company, for a period of six months from the date of this agreement, the Company shall not effect a reverse stock split.

8.3           MATERIAL ADVERSE EFFECT.  There shall have been no Material Adverse Effect on Acquiror.

8.4           CERTIFICATES.  Acquiree shall have received a certificate of an executive officer of Acquiror to the effect set forth in Sections 8.1, 8.2 and 8.3, respectively.

8.5           REQUIRED CONSENTS.  Acquiror shall have obtained all consents from third parties necessary for consummation of the Transactions or the absence of which would result in a Material Adverse Effect on Acquiror.

8.6           ANCILLARY DOCUMENTS.  Acquiror shall have tendered executed copies of the respective Transaction Documents to which it is intended to be a party.

8.7           LEGALITY.  All required governmental approvals shall have been obtained and any applicable waiting periods, shall have expired. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental entity that is in effect and that has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions and no legal action shall be pending or threatened which is reasonably likely to have a Material Adverse Effect on any Party.

ARTICLE IX — CONDITIONS PRECEDENT TO OBLIGATIONS OF
ACQUIROR

The obligations of Acquiror to consummate the Transactions shall be subject to the satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

9.1           REPRESENTATIONS AND WARRANTIES.  The representations and warranties of Acquiree and Shareholders contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date.

9.2           AGREEMENTS, CONDITIONS AND COVENANTS.  Acquiree and Shareholders shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by each of them on or before the Closing Date.

9.3           MATERIAL ADVERSE EFFECT.  There shall have been no Material Adverse Effect on Acquiree.

9.4           CERTIFICATES.  Acquiror shall have received a certificate of an executive officer of Acquiree and each Shareholder to the effect set forth in Sections 9.1, 9.2 and 9.3, respectively.

9.5           REQUIRED CONSENTS.  Acquiree and Shareholders shall have obtained all consents from third parties necessary for the consummation of the Transactions or the absence of which would result in a Material Adverse Effect on Acquiree.

9.6           ANCILLARY DOCUMENTS.  Acquiree and each Shareholder shall have tendered executed copies of the Transaction Documents to which each of them is intended to be a party.

9.7           LEGALITY.  All required governmental approvals shall have been obtained and any applicable waiting periods, shall have expired. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental entity that is in effect and that has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Merger and no legal action shall be pending or threatened which is reasonably likely to have a Material Adverse Effect on any Party.

ARTICLE X — INDEMNIFICATION

10.1         SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  All the provisions of this Agreement will survive the Closing notwithstanding any investigation at any time made by or on behalf of any Party hereto.  The representations and warranties set forth in Articles IV and V and in any certificate delivered in connection herewith with respect to any of those representations and warranties will terminate and expire on the date two (2) years after the Closing Date except in the event of fraud or intentional misrepresentation, in which case the survival period shall not be limited.  The expiration period with respect to tax matters, shall be the period ending ninety (90) days after the date upon which the right of any taxation authority to assess or reassess with respect to a claim for such taxes expires.  Additionally, the expiration period with respect to all matters set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 4.1, 4.2, 4.3 and 4.4 shall be an unlimited period.  After a representation and warranty has terminated and expired, no indemnification will or may be sought pursuant to this Article X on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article X to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that, in the case of each representation and warranty that will terminate and expire as provided in this Section 10.1, no claim presented in writing for indemnification pursuant to this Article X on the basis of that representation and warranty prior to its termination and expiration will be affected in any way by that termination and expiration.  The Parties agree that no indemnification will be sought by any Party hereto under this Article XI where the amount of indemnification sought would be less than $10,000.

10.2         INDEMNIFICATION OF SHAREHOLDERS.  Acquiror covenants and agrees that it will indemnify each Shareholder against, and hold each Shareholder harmless from and in respect of, all losses, costs, expenses and damage claims that arise from, are based on, arise out of, or are attributable to (i) any breach of the representations and warranties of Acquiror or in certificates delivered by Acquiror in connection herewith; (ii) the nonfulfillment of any covenant or agreement on the part of Acquiror under this Agreement to be performed prior to or immediately after the Closing or (iii) any liability under the Securities Act, the Exchange Act or other applicable Law which arises out of or is based on (A) any untrue statement or alleged untrue statement of a material fact relating to Acquiror which is provided to Shareholders in writing by the Acquiror or (B) any omission or alleged omission to state therein a material fact relating to Acquiror required to be stated therein or necessary to make the statements therein not misleading, and not provided to Shareholders by Acquiror after a written request therefor (each damage claim described in Section 11.2 being a “Shareholder Indemnified Loss”).

10.3         INDEMNIFICATION OF ACQUIROR INDEMNIFIED PARTIES.  Each Shareholder, severally (in an amount that is in direct proportion to his, her or its ownership in Acquiree) covenants and agrees that he, she or it will indemnify each Acquiror Indemnified Party against, and hold each Acquiror Indemnified Party harmless from and in respect of, all losses, costs, expenses and damage claims that arise from, are based on, arise out of, or are attributable to (i) any breach of the representations and warranties of Acquiree or any Shareholder or in certificates delivered by Acquiree or any Shareholder in connection herewith; (ii) the nonfulfillment of any covenant or agreement on the part of Acquiree or any Shareholder under this Agreement to be performed prior to the Closing or (iii) any liability under the Securities Act, the Exchange Act or other applicable Law which arises out of or is based on (A) any untrue statement or alleged untrue statement of a material fact relating to Acquiree or any Shareholder, or any of them, which is provided to Acquiror or its counsel in writing by the Acquiree or any Shareholder or (B) any omission or alleged omission to state therein a material fact relating to Acquiree or any Shareholder, or any of them, required to be stated therein or necessary to make the statements therein not misleading, and not provided to Acquiror or its counsel by Acquiree or any Shareholder after a written request therefor (each damage claim described in Section 10.3 being an “Acquiror Indemnified Loss”).

10.4         CONDITIONS OF THIRD PARTY INDEMNIFICATION.

(a)           All claims for indemnification under this Agreement arising from third-party claims shall be asserted and resolved as follows in this Section 10.4.

(b)           A party claiming indemnification under this Agreement (an “Indemnified Party”) shall promptly (i) notify the party from whom indemnification is sought (the “Indemnifying Party”) of any third-party claim or claims asserted against the Indemnified Party (“Third Party Claim”) that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to that claim (if any), an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis for the Indemnified Party’s request for indemnification under this Agreement. Except as set forth in Section 10.1, the failure to promptly deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of that claim. Within 15 days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XII with respect to that Third Party Claim and (ii) if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to that Third Party Claim, whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against that Third Party Claim.

(c)           If the Indemnifying Party does not dispute its potential liability to the Indemnified Party and notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, that Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 11.4(c) and the Indemnified Party will furnish the Indemnifying Party with all information in its possession, subject to a confidentiality agreement, with respect to that Third Party Claim and otherwise cooperate with the Indemnifying Party in the defense of that Third Party Claim; provided, however, that the Indemnifying Party shall not enter into any settlement with respect to any Third Party Claim that (i) purports to limit the activities of, or otherwise restrict in any way, any Indemnified Party or any Affiliate of any Indemnified Party, (ii) involves a guilty plea to any crime or (iii) involves a fine or penalty, whether or not paid by the Indemnifying Party, without the prior consent of that Indemnified Party (which consent may be withheld in the sole discretion of that Indemnified Party). The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.4(c) and will bear its own costs and expenses with respect to that participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party (provided that such expenses are reasonable), and, on its written notification of that employment, the Indemnifying Party shall not have the right to assume or continue the defense of such action on behalf of the Indemnified Party.

(d)           If the Indemnifying Party (i) within the Election Period (A) disputes its potential liability to the Indemnified Party under this Article X, (B) elects not to defend the Indemnified Party pursuant to Section 11.4(c) or (C) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 10.4(c) or (ii) elects to defend the Indemnified Party pursuant to Section 11.4(c) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (provided that such expenses are reasonable) (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article X and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 10.4 or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.4(d), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(e)           In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate of the amount of Losses attributable to that claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within 15 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by proceedings in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within 30 days after notice of a dispute is given.

(f)           Payments of all amounts owing by an Indemnifying Party pursuant to this Article XI relating to a Third Party Claim shall be made within 30 days after the latest of (i) the settlement of that Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of that Third Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement. Payments of all amounts owing by an Indemnifying Party pursuant to Section 10.4(e) shall be made within 30 days after the later of (i) the expiration of the 30-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement.

10.5         REMEDIES NOT EXCLUSIVE.  The remedies provided in this Agreement shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

ARTICLE XI — TERMINATION

11.1         GROUNDS FOR TERMINATION.  This Agreement may be terminated at any time before the Closing Date:

(a)           By mutual written consent of Acquiror and Shareholders owning at least 51% of the Shares.

(b)           By Acquiror or Shareholders owning at least 51% of the Shares, if the Closing shall not have been consummated within  five (5) business days of the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date;

(c)           By Acquiror or Shareholders owning at least 51% of the Shares if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a Court Order (which Court Order the Parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappealable;

(d)           By Shareholders owning at least 51% of the Shares if Acquiror shall have breached, or failed to comply with, in any material respect, any of its obligations under this Agreement or any representation or warranty made by Acquiror shall have been incorrect in any material respect when made, and such breach, failure or misrepresentation is not cured within 3 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in a failure to satisfy a condition to Acquiror’s obligations to consummate the transactions contemplated hereby;

(e)           By Acquiror if Acquiree or any Shareholder shall have breached, or failed to comply with, in any material respect, any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect in any material respect when made, and such breach, failure or misrepresentation is not cured within 3 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in a failure to satisfy a condition to Acquiree’s or any Shareholder’s obligations to consummate the transactions contemplated hereby;

11.2         EFFECT OF TERMINATION.

(a)           Except as otherwise provided in Section 11.2(b) hereof, if this Agreement is terminated pursuant to Section 11.1(a), (b) or (c), this Agreement shall be terminated and there shall be no liability on the part of any of the Parties.  Notwithstanding the foregoing, nothing herein shall relieve any Party from liability for any willful breach hereof; provided that the provisions of Section 5.5, and this Section 11.2 shall survive the termination hereof.

ARTICLE XII — GENERAL MATTERS

12.1         CONTENTS OF AGREEMENT.  This Agreement, together with the other Transaction Documents, set forth the entire understanding of the Parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the Parties regarding those matters.

12.2         PARTIES IN INTEREST, ASSIGNMENT, ETC  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties hereto. No Party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party. The Parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions. Nothing in this Agreement is intended or will be construed to confer on any Person other than the Parties hereto any rights or benefits hereunder.

12.3         INTERPRETATION.  Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including,” “includes” or similar words has the inclusive meaning frequently identified with the phrase “but not limited to” and (e) references to “hereunder” or “herein” relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, and Schedule references are to this Agreement unless otherwise specified. The Schedules referred to in this Agreement will be deemed to be a part of this Agreement. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

12.4         NOTICES.  All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by a nationally recognized overnight courier upon proof of delivery. Any notices shall be deemed given upon receipt at the address set forth below, unless such address is changed by notice to the other Party hereto:

If to Acquiror:
Sports Supplement Acquisition Group, Inc.
at the address in the recital hereto

If to Acquiree to:
Sports Supplement Acquisition Group Inc.
Attention: James Klein, President
2348 Lucerne Road, Suite 172
Mount-Royal, QC H3R 2J8 Canada

If to any Stockholder, to such Stockholder as follows:
c/o Sports Supplement Acquisition Group Inc.
2348 Lucerne Road, Suite 172
Mount-Royal, QC H3R 2J8 Canada

12.5         GOVERNING LAW.  This Agreement shall be construed and interpreted in accordance with the Laws of the State of Nevada without regard to its provisions concerning conflict of laws.

12.6         COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

12.7         WAIVERS.  Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the Party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

12.8         MODIFICATION.  No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by each of the Parties to this Agreement.

12.9         ENFORCEMENT OF AGREEMENT.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or equity.

12.10       SEVERABILITY.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

12.11       FURTHER ASSURANCES.  The Parties hereto agree to execute and deliver such further instruments and documents as may reasonably be requested by another Party in order to carry out fully the intent and accomplish the purposes of this Reorganization Agreement and the Transactions referred to herein.

[Signatures on following pages]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the day and year first written above.

Acquiror:	Acquiree:

Sports Supplement Acquisition Group Inc.	Sports Supplement Acquisition Group Inc.

By: /s/ Ian Spowart	By: /s/ James Klein
Name: Ian Spowart	Name: James Klein
Title: President	Title: President

Shareholders:

The James Klein Family Trust /s/ James Klein	Proviant Technologies Inc. /s/ Ramlakhan Boodram

3311180 Canada Inc. /s/ Joseph P Galda as Attorney in Fact	Howard Greenspoon /s/ Joseph P Galda as Attorney in Fact

Felicia Kaufman /s/ Joseph P Galda as Attorney in Fact	Joseph Galda /s/ Joseph P Galda

Dr. David Greenberg /s/ Joseph P Galda as Attorney in Fact	4122852 Canada Inc /s/ Lorne Wilansky

Andrew Gertler /s/ Joseph P Galda as Attorney in Fact	Brett Hastings /s/ Brett Hastings

Dr. Carl Hastings /s/ Dr. Carl Hastings	Steve Hastings /s/ Steve Hastings

RCL Amro Holdings Inc. /s/ Arthur Amro	Stephen Gertler /s/ Joseph P Galda as Attorney in Fact

Melanie Jones /s/ Melanie Jones

SCHEDULE 2.1

SHAREHOLDER	NUMBER OF ACQUIREE SHARES TO BE SOLD	ADDRESS
The James Klein Family Trust	721.55	4929 Ponsard Avenue Montreal, QC H3W 2A6

Proviant Technologies Inc	400.00	306 West Hensley Drive Champaign, IL 61822

3311180 Canada Inc	77.80	25 Holly Road Hampstead, QC H3X 3K6

Howard Greenspoon	58.33	6020 Tommy Douglas Montreal, QC H3X 4A6

Felicia Kaufman	31.11	6555 Mozart Road Cote-St-Luc, QC H4W 3H9

Joseph Galda	23.33	497 Delaware Avenue Buffalo, New York 14202

David Greenberg	19.44	619 Bathurst Street Toronto, ON M5S 2P8

4122852 Canada Inc	15.56	154 Finchley Road Montreal, QC H3X 3A4

Andrew Gertler	11.67	6555 Mozart Road Cote-St-Luc, QC H4W 3H9

Brett Hastings	9.72	312 Cypress Place Drive Wildwood, MO 63040

Carl Hastings	9.72	19 Grand Meridien Ct. Wildwood, MO 63005

Steve Hastings	9.72	417 Blackwolf Run Drive Wildwood, MO 63040

RCL Amro Holdings	5.83	71 Downshire Hampstead, QC H3X 3H4

Stephen Gertler	3.89	6555 Mozart Road Cote-St-Luc, QC H4W 3H9

Melanie Jones	2.33	31 Little Avenue Barrie ON L4N 2Z4

TOTAL	1,400

SCHEDULE 4.4

ACQUIREE DEBT AND WARRANTS OUTSTANDING AT TIME OF CLOSING

At time of Closing, the Acquiree has $ 525,000 of convertible debt, and 4,335,000 warrants outstanding, as follows:

4122852 Canada Inc. — $ 200,000 in debt, convertible into 600,000 post-Closing shares, with 600,000 5-year $ 0.75 post-Closing warrants

RCL AMRO Holdings Inc. — $ 125,000 in debt, convertible into 375,000 post-Closing shares, with 375,000 5-year $ 0.75 post-Closing warrants

6894283 Canada Inc. — $ 75,000 in debt, convertible into 225,000 post-Closing shares, with 225,000 5-year $ 0.75 post-Closing warrants

David Greenberg — $ 15,000 in debt, convertible into 45,000 post-Closing shares, with 45,000 5-year $ 0.75 post-Closing warrants

Ron Taverner — $ 10,000 in debt, convertible into 30,000 post-Closing shares, with 30,000 5-year $ 0.75 post-Closing warrants

Lorne Wilansky — 600,000 5-year $ 0.75 post-Closing warrants

Proviant Technologies Inc. — 2,000,000 5-year $ 0.75 post-Closing warrants, vesting ratably on December 10, 2009, December 10, 2010 and December 10, 2011.

3311180 Canada Inc. — 1,750,000 5-year $ 0.04 post-Closing warrants, vesting ratably on the 6 month, 12 month, 18 month and 24 month anniversaries of 3311180 Canada Inc. providing or securing working capital financing on terms acceptable to the Company.

Knights Bridge Capital Group — $ 100,000 in debt, convertible into 300,000 post-Closing shares.

Eric Boyd and Alex Greystoke — 80,000 post-Closing shares each pursuant to consulting agreements with Acquiree.

SCHEDULE 4.5

ACQUIROR CAPITALIZATION AT TIME
OF EXECUTION OF THIS AGREEMENT

Shares of Common Stock Outstanding:	14,950,000
Shares of Preferred Stock Outstanding:	0

ACQUIROR CAPITALIZATION
IMMEDIATELY FOLLOWING CLOSING

Shares of Common Stock Outstanding:	24,325,000	(1)
Shares of Preferred Stock Outstanding:	0

(1)           An additional 10,645,000 common shares are being reserved for issuance with respect to (i) 1,575,000 common shares underlying the SSAG Convertible Debt (ii) 1,275,000 warrants underlying the SSAG Convertible Debt, (iii) the 4,335,000 warrants referred to in Section 4.4; and (iv) an aggregate of 3,460,000 common shares to be issued as a result of the subscriptions and warrants referred to in Section 8.2, and pursuant to the consulting agreements with the Acquiree.